Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Part B of the Registration Statement: Statement of Additional Information of Fidelity Central Investment Portfolios II LLC: Fidelity Mortgage Backed Securities Central Fund, which is included in this Amendment No. 21 to the Registration Statement on Form N-1A. We also consent to the incorporation by reference of our report dated October 21, 2014 relating to the financial statements and financial highlights included in the August 31, 2014 Annual Report of the above referenced funds in such Registration Statement.

/s/ PricewaterhouseCoopers PricewaterhouseCoopers Boston, Massachusetts October 23, 2014